Filed Pursuant to Rule 424(b)(3)
Registration 333-175077
PROSPECTUS SUPPLEMENT
(to prospectus dated
September 15, 2011)

LYONDELL CHEMICAL COMPANY

OFFER TO EXCHANGE

$1,822,500,000 8% Senior Secured Notes Due 2017
€303,750,000 8% Senior Secured Notes Due 2017

FOR

$1,822,500,000 8% Senior Secured Notes Due 2017
€303,750,000 8% Senior Secured Notes Due 2017
that have been registered under the Securities Act of 1933

This prospectus supplement relates to the Lyondell Chemical Company offer (the “Exchange Offer”) for outstanding 8% Senior Secured Notes due 2017, in the aggregate principal amounts of $1,822,500,000 and €303,750,000 (together, the “outstanding notes”) in exchange for $1,822,500,000 and €303,750,000 aggregate principal amount of 8% Senior Secured Notes due 2017 (together, the “exchange notes”) upon the terms and conditions set forth in the prospectus dated September 15, 2011 previously filed with the Securities and Exchange commission (the “Original Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

Except as described herein, all other terms of the Exchange Offer and the exchange notes remain the same. Holders who have already tendered their outstanding notes pursuant to the Exchange Offer and who have not withdrawn such outstanding notes do not need to take further action to receive the exchange notes if their outstanding notes are accepted for exchange pursuant to the Exchange Offer. Holders who wish to tender but have not done so should follow the instructions in the Original Prospectus (as amended by this prospectus supplement) and Letter of Transmittal.

This prospectus supplement corrects an error in the Original Prospectus relating to our intention to list the exchange notes on the Singapore Exchange Securities Traded Limited (the “SGX-ST”). We do not intend to list the exchange notes on the SGX-ST.

Resale of Exchange Notes

The sentence that reads “We intend to list the exchange notes on the Singapore Exchange Securities Traded Limited (the ‘SGX-ST’).” set forth under the caption “Resale of Exchange Notes” on the cover page of the Original Prospectus is hereby deleted in its entirety.

Singapore Exchange Securities Trading Limited

The paragraphs on page iii of the Original Prospectus under the heading, “SINGAPORE EXCHANGE SECURITIES TRADING LIMITED”, are hereby deleted in their entirety.

Terms of the Exchange Notes

The sentence that reads “SGX-ST Listing..................We intend to list the exchange notes on the SGX-ST” set forth under the caption “Terms of the Exchange Notes” on page 11 of the Original Prospectus is hereby deleted in its entirety.

Risks Relating to the Exchange Notes and the Exchange Offer — If an active trading market does not develop for the exchange notes, you may not be able to resell them.

The sentence that reads “We intend to list the exchange notes on the SGX-ST, but this is not expected to become an active trading market for the bulk of the investors in the notes.” set forth under the risk factor “If an active trading market does not develop for the exchange notes, you may not be able to resell them.” on page 21 of the Original Prospectus is hereby deleted.

You should consider carefully the risk factors beginning on page 12 of the Original Prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2011